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                                    Exhibit 5


                                Lester Morse P.C.
                               111 Great Neck Road
                              Great Neck, NY 11021
                            Telephone: (516) 487-1446
                            Facsimile: (516) 487-1452


                                November 20, 1997


Tellurian, Inc.
300K Route 17 South
Mahwah, NJ 07430

Gentlemen:

         You have requested our opinion, as counsel for Tellurian, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form SB-2 (No. 333-36871) (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

         The Registration Statement (which also acts as a post-effective amendment to Form SB-2 Registration Statement, file No. 333-9741, relates to (i) 5,127,500 shares of Common Stock, $.01 par value (the "Common Stock") of Tellurian, Inc. (the "Company" or "Tellurian") issuable upon exercise of 5,127,500 Redeemable Common Stock Purchase Warrants (the "Warrants"), (ii) the resale of 3,000,000 of the 5,127,500 Warrants being sold by certain Warrant Holders (the Warrant Holders"), (iii) 185,000 shares of Tellurian Common Stock issuable upon exercise of Underwriter's Stock Warrants at an initial exercise price of $8.25 per share and the resale of the 185,000 shares of Common Stock by certain selling stockholders (the "Selling Stockholders"), (iv) 185,000 warrants (the "Underlying Warrants") issuable upon exercise of Underwriter's Warrants at an initial exercise price of $.4125 per warrant, which Underlying Warrants are identical to the Warrants except that they are exercisable at an initial exercise price of $9.90 per share, and (v) the resale of 185,000 shares of Common Stock issuable upon exercise of the Underlying Warrants by the Selling Stockholders. The Prospectus also relates to the Issuer tender offer described below pursuant to which 1,300,000 Units may be issued to accepting Warrant Holders.

         We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that all securities covered by the Registration Statement have been duly authorized and when


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issued and delivered and paid for in the manner described in the Prospectus will be validly issued and, in the case of Common Stock, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,

                                               LESTER MORSE P.C.


                                               /s/ Steven Morse
                                               Steven Morse